Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BAYHILL THERAPEUTICS, INC.

Bayhill Therapeutics, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

I. The name of the Company is Bayhill Therapeutics, Inc.

II. The corporation was originally incorporated as SunVax, Inc. and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 6, 2000.

III. A Certificate of Amendment of the Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 5, 2002.

IV. An Amended and Restated Certificate of Incorporation, changing the Company’s name to Tolerion, Inc., was filed with the Secretary of State of the State of Delaware on April 23, 2002.

V. A Certificate of Amendment of Restated Certificate of Incorporation, changing the Company’s name to Bayhill Therapeutics, Inc. was filed with the Secretary of State of the State of Delaware on November 19, 2002.

VI. The Board of Directors of the Company, acting in accordance with Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, and the stockholders of the Company, acting in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions and declared the advisability of such resolutions to amend and restate the Certificate of Incorporation of the Company to read in its entirety as follows:

ARTICLE I.

The name of the corporation (hereinafter called the “Company”) is Bayhill Therapeutics, Inc.

ARTICLE II.

The address of the registered office of the Company in the State of Delaware is 15 East North Street, City of Dover, County of Kent, and the name of the registered agent of the Company in the State of Delaware at such address is Incorporating Services, Ltd.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV.

A. Classes of Stock. This Company is authorized to issue two classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Company is authorized to issue is 111,475,001 shares. 61,562,501 shares shall be Common Stock, par value $0.001 per share. 49,912,500 shares shall be Preferred Stock, par value $0.001 per share, of which 14,912,500 shares shall be designated Series A Preferred Stock (the “Series A Preferred Stock”) and 35,000,000 shall be designated Series B Preferred Stock (the “Series B Preferred Stock”).

B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more classes or series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock and Series B Preferred Stock (together, the “Preferred Stock”) are set forth below in this Article IV(B).

1. Dividend Provisions. Subject to the rights of series or classes of Preferred Stock which may from time to time come into existence pursuant to the then applicable Protective Provisions, the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, on a pari passu basis with one another, noncumulative dividends, at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) for such Preferred Stock per annum on each outstanding share of Series A Preferred Stock and Series B Preferred Stock (in each case, as adjusted for any stock splits, reverse splits, stock dividends, combinations, recapitalizations and the like with respect to such shares), out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock or other securities of the Company pursuant to an event causing the applicable Conversion Price of the Series A Preferred Stock or Series B Preferred Stock to be adjusted pursuant to Section 4(d)(iii) hereof) on the Common Stock of the Company, when, as and if declared by the Board of Directors.

As to any additional declaration or payment of any dividend or distribution (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock or other securities of the Company pursuant to an event causing the applicable Conversion Price of the Series A Preferred Stock or Series B Preferred Stock to be adjusted pursuant to Section 4(d)(iii) hereof), outstanding shares of Preferred Stock shall participate with shares of Common Stock, participating as though such shares of Preferred Stock had all been converted into Common Stock.

2. Liquidation Preference.

a. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (a “Liquidation”), the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets of the Company or other distribution of the proceeds of such liquidation, dissolution or winding up to the holders of any other class of capital stock by reason of their ownership thereof, an amount per share equal to the applicable Liquidation Preference (as hereinafter defined) specified for each share of Series A Preferred Stock and Series B Preferred Stock then held by them, plus any declared but unpaid dividends on such shares. The Liquidation Preference with respect to each share of Series A Preferred Stock shall mean $1.00 per share (the “Series A Original Issue Price”), as adjusted for stock splits, reverse splits, stock dividends, combinations, recapitalizations and the like. The Liquidation Preference with respect to each share of Series B Preferred Stock shall mean $1.068 per share (the “Series B Original Issue Price”), as adjusted for stock splits, reverse splits, stock dividends, combinations, recapitalizations and the like. If upon the occurrence of such event, the assets, funds and other proceeds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets, funds and other proceeds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this subsection (a).

b. Upon the completion of the distributions required by subparagraph (a) of this Section 2, any remaining assets, funds or other proceeds shall be distributed ratably among the holders of Common Stock and the holders of Series A Preferred Stock and Series B Preferred Stock as if the Series A Preferred Stock and Series B Preferred Stock had been converted into Common Stock in accordance with Article IV(B)4.

c. A consolidation or merger of the Company with or into any other corporation or corporations or entity, or other transaction that results in a change of greater than 50% of the voting control of the Company, or a sale, conveyance, transfer or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which the Company’s stockholders immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity (a “Change of Control Transaction”), shall be deemed to be a Liquidation within the meaning of this Section 2 unless holders of a majority of the then outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a class, on an as converted basis, shall otherwise consent. Notwithstanding the prior sentence, the sale of shares of Series B Preferred Stock in a financing transaction shall not be deemed a “Liquidation.”

d. In any of the events specified in (c) above (including a liquidation, dissolution or winding up), if the consideration received by the Company or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange or the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class, and not as separate series, and on an as converted basis); provided, however, that if the Company and the holders of a majority of the then outstanding shares of Preferred Stock are unable to agree, then by independent appraisal by an investment bank selected by the Company and the holders of a majority of the then outstanding shares of Preferred Stock and paid for by the Company.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class, and not as separate series, and on an as converted basis); provided, however, that if the Company and the holders of a majority of the then outstanding shares of Preferred Stock are unable to agree, then by independent appraisal by an investment bank selected by the Company and the holders of a majority of the then outstanding shares of Preferred Stock and paid for by the Company.

(iii) In the event the requirements of Section 2 are not complied with, this Company shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(d)(iv) hereof.

(iv) The Company shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) business days prior to the stockholders’ meeting called to approve such transaction, or ten (10) business days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the

Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) business days after the Company has given the first notice provided for herein or sooner than ten (10) business days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class, and not as separate series, and on an as converted basis).

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a. Right to Convert. Subject to Section 4(c), (i) each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price, by the Series A Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, and (ii) each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price, by the Series B Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series A Conversion Price per share shall be the Series A Original Issue Price, and the initial Series B Conversion Price per share shall be the Series B Original Issue Price; provided, however, that each such Conversion Price shall be subject to adjustment as set forth in subsection 4(d).

b. Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective applicable Conversion Price, upon the earlier of (i) the date specified by written consent or agreement of holders of a majority of the shares of Preferred Stock then outstanding, voting together as a class, on an as converted basis, or (ii) immediately upon the closing of the sale of the Company’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”) other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Company, at a public offering price equal to or exceeding $3.00 per share of Common Stock (as adjusted for stock splits, reverse splits, stock dividends, combinations, recapitalizations and the like with respect to such shares) and which results in aggregate cash proceeds to the Company of in excess of $35,000,000 (net of underwriting discounts and commissions).

c. Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Preferred Stock, and shall give written notice to this Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with a Change of Control Transaction, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the Change of Control Transaction, in which event (i) the holder shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such Change of Control Transaction and (ii) the holder shall be entitled to rescind such notice of conversion for five days after the giving of any notice of a material change in terms pursuant to Section 2(d)(iv).

d. Conversion Price Adjustments. For purposes of this Section 4(d), changes to the Series A Conversion Price shall affect the conversion of the Series A Preferred Stock into Common Stock, and changes to the Series B Conversion Price shall affect the conversion of the Series B Preferred Stock into Common Stock. The Series A Conversion Price and the Series B Conversion Price shall be subject to equitable and proportional adjustment in the event of stock splits, reverse splits, stock dividends, combinations, recapitalizations and the like and subject to adjustment from time to time as follows:

(i)

(A) In the event the Company at any time after the Original Issue Date (as hereinafter defined) shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(i)(F)) without consideration or for a consideration per share less than the Series A Conversion Price or the Series B Conversion Price, in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price then in effect shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and (y) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued, provided that for the purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, i.e., all shares of Common Stock issuable upon the exercise, conversion or exchange of outstanding options, warrants, Preferred Stock and other convertible securities, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(d)(i)(F) below, such Additional Shares of Common Stock shall be deemed to be outstanding.

(B) “Original Issue Date” shall mean the date upon which the first share of Series B Preferred Stock is first issued.

(C) No adjustment of the applicable Conversion Price for the Series A Preferred Stock or Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (F)(2) and (F)(3), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(D) In the case of the issuance of Additional Shares of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(E) In the case of the issuance of the Additional Shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(F) In the event the Company at any time or from time to time after the Original Issue Date shall issue any options or convertible or exchangable securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options or convertible or exchangeable securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent reduction of such number) of Common Stock issuable upon the exercise of such options or, in the case of convertible securities and options for convertible securities or for Preferred Stock, the conversion or exchange of such convertible securities or Preferred Stock, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued for purposes of an adjustment of the Series A Conversion Price or Series B Conversion Price, unless the minimum consideration per share (determined pursuant to Sections 4(d)(i)(D) and (E) hereof) received by the Company for such Additional Shares of Common Stock would be less than the Series A Conversion Price, in the case of an adjustment to the Series A Conversion Price, or Series B Conversion Price, in the case of any adjustment to the Series B Conversion Price, in each case in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and; provided further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in any Conversion Price shall be made upon the subsequent issue of Common Stock upon the exercise of such options or conversion or exchange of such convertible or exchangable securities or Preferred Stock described in the preceding paragraph;

(2) if such options or convertible securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price, to the extent in any way affected by or computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such options or the rights of conversion or exchange under such convertible securities (provided, however, that no such adjustment of the applicable Conversion Price, shall affect Common Stock previously issued upon conversion of the applicable series of Preferred Stock);

(3) upon the expiration of any such options or any rights of conversion or exchange under such convertible securities which shall not have been exercised, the applicable Conversion Price, to the extent in any way affected by or computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

a) in the case of convertible securities or options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such options or the conversion or exchange of such convertible securities and the consideration received therefor was the consideration actually received by the Company for the issue of such options, whether or not exercised, plus the consideration actually received by the Company upon such exercise or for the issue of all such convertible securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

b) in the case of options for convertible securities or Preferred Stock, only the convertible securities or Preferred Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of such options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Sections 4(d)(i)(D) and (E) hereof) upon the issue of the convertible securities or Preferred Stock, with respect to which such options were actually exercised;

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the applicable Conversion Price, to an amount which exceeds the lower of (i) the Series A Conversion Price or Series B Conversion Price, as applicable, on the original adjustment date, or (ii) the Series A Conversion Price or Series B Conversion Price, as applicable, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(5) in the case of any options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the applicable Conversion Price, shall be made until the expiration or exercise of all such options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

(6) if such record date shall have been fixed and such options or convertible securities are not issued on the date fixed therefor, the adjustment previously made in the applicable Conversion Price, which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price, shall be adjusted pursuant to this Section 4(d)(i)(F) as of the actual date of their issuance.

(ii) “Additional Shares” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(F)) by this Company after the Original Issue Date other than:

(A) up to 5,949,052 shares of Common Stock issuable or issued to employees or consultants rendering services to the Company or directors (in each case, if in a transaction with primarily non-financing purposes and primarily for the purpose of retaining their services for the Company) of this Company pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company and the Compensation Committee thereof, if applicable;

(B) shares of Common Stock issued or issuable in connection with bona fide acquisitions, mergers, technology licenses or purchases, corporate partnering agreements or similar transactions, the terms of which are approved by the Board of Directors of the Company;

(C) shares of Common Stock issued or issuable (i) in a public offering before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock or (ii) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(D) shares of Common Stock issued or issuable to financial institutions, landlords or lessors in connection with commercial credit agreements, real estate transactions, equipment financings or similar transactions, the terms of which are approved by the Board of Directors of the Company; or

(E) upon conversion of shares of Preferred Stock outstanding on the Original Issue Date or underlying warrants outstanding on the Original Issue Date.

(iii) If the number of shares of Common Stock outstanding at any time after the Original Issue Date is increased or decreased as the result of stock splits, reverse splits, stock dividends, subdivisions, combinations, recapitalizations or the like with respect to the outstanding shares of Common Stock, then, following the record date of such stock split, reverse split, stock dividend, subdivisions, combination, recapitalization or the like, the applicable Conversion Price of the Series A Preferred Stock and Series B Preferred Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable upon conversion of each such share of Preferred Stock shall be adjusted in proportion to such increase or decrease in outstanding shares of Common Stock.

e. Other Distributions. In the event this Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

f. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2, but including any Change of Control Transaction which the holders of a majority of the Series A Preferred Stock and Series B Preferred Stock, voting together as a class, on an as converted basis, determine shall not be treated as a liquidation) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each series or class of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

g. No Impairment. This Company will not, without the appropriate vote of the stockholders under the General Corporation Law or Section 6 of this Article IV, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

h. No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share and the Company shall pay in cash the fair market value of fractional shares as determined at the time when entitlement to receive such fraction is determined. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of the Preferred Stock pursuant to this Section 4, this Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the applicable Conversion Price for such series of Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the applicable series of Preferred Stock.

i. Notices of Record Date. In the event of any taking by this Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Company shall mail to each holder of Preferred Stock, at least ten (10) business days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

j. Reservation of Stock Issuable Upon Conversion. This Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

k. Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Company.

5. Voting Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock, and shall vote together with the Common Stock as a single class on an as converted basis on all matters as to which holders of Common Stock have the right to vote, except as otherwise expressly provided herein or as required by law, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

The holders of a majority of the then outstanding shares of Series A Preferred Stock shall be entitled to elect, voting together as a class, on an as converted basis, three (3) directors of the Company’s Board of Directors. The holders of a majority of the then outstanding shares of Series B Preferred Stock shall be entitled to elect, voting together as a class, on an as converted basis, two (2) directors of the Company’s Board of Directors. The holders of a majority of the then outstanding shares of Common Stock shall be entitled to elect, voting together as a class, two (2) directors of the Company’s Board of Directors (one of whom shall be the Chief Executive Officer of the Company). The directors elected pursuant to the preceding three sentences shall then jointly elect the remaining director.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions.

a. The Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a separate class on an as converted basis:

(i) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other company (other than a wholly-owned subsidiary company) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of or transferred, provided that this Section 6(a)(i) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company;

(ii) amend or modify the Certificate of Incorporation or Bylaws of the Company;

(iii) alter, amend or change the rights, preferences, privileges or restrictions of the Preferred Stock in any manner adverse to the holders of Preferred Stock;

(iv) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, any series of Preferred Stock with respect to voting, dividends, redemption or upon liquidation;

(v) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

(vi) declare or pay any dividend or otherwise make a distribution to any of the holders of the Company’s equity securities;

(vii) increase or decrease the authorized Preferred Stock (or any series thereof) or Common Stock;

(viii) reclassify or recapitalize the capital stock of the Company;

(ix) incur any indebtedness for borrowed money in excess of $1,500,000;

(x) effect the liquidation, dissolution or winding-up of the Company; or

(xi) increase the number of shares of Common Stock available for issuance to employees, consultants and directors as equity incentive compensation under the Company’s 2002 Stock Option Plan (or any other equity plan), in excess of an aggregate of 5,984,042 shares of Common Stock (as adjusted for subsequent stock splits, stock dividends, combinations, subdivisions or the like).

b. So long as any shares of Series B Preferred Stock remain outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred Stock voting as a separate class on an as converted basis, (i) amend, alter or repeal the rights, preferences, privileges or restrictions of the Series B Preferred Stock contained in the Certificate of Incorporation or Bylaws of the Company in any manner adverse to the holders of the Series B Preferred Stock or (ii) increase or decrease the number of authorized shares of Series B Preferred Stock.

c. So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class on an as converted basis, (i) amend, alter or repeal the rights, preferences, privileges or restrictions of the Series A Preferred Stock contained in the Certificate of Incorporation or Bylaws of the Company in any manner adverse to the holders of the Series A Preferred Stock or (ii) increase or decrease the number of authorized shares of Series A Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Company. The Certificate of Incorporation of the Company shall be appropriately amended to effect the corresponding reduction in the Company’s authorized capital stock.

C. Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed to the holders of the Common Stock as provided in Article IV(B)2.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Subject to compliance with Article IV(B) 6(a)(vii), the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V.

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Company.

ARTICLE VI.

The number of directors of the Company shall be fixed at eight (8).

ARTICLE X VII.

Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VIII.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE IX.

The Company is to have perpetual existence.

ARTICLE X.

The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that any provision requiring the vote or consent of more than a majority of a class or series of shares shall not be amended unless such amendment shall have received the vote or consent of the requisite percentage of such class or series of shares originally required to give such vote or consent.

ARTICLE XI.

A. Limitation of Directors’ and Officers’ Liability; Indemnification.

1. To the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article XI, nor the adoption of any provisions of this Certificate of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

2. To the fullest extent permitted by applicable law, this Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this Company (and any other persons to which Delaware law permits this Company to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by the General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

B. Repeal or Modification. Neither any amendment, repeal or modification of the foregoing provisions of this Article XI by the stockholders of this Company, nor the adoption of any provision of this Company’s Certificate of Incorporation inconsistent with this Article XI, shall adversely affect any right or protection of an agent of the Company existing at the time of such amendment, repeal or modification.

C. Repurchases. In connection with repurchases by the Company of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by Mark Schwartz, its President and Chief Executive Officer, as of September 29, 2004.

Bayhill Therapeutics, Inc.

/s/ Mark Schwartz, Ph.D.
Name:	Mark Schwartz, Ph.D.
Title:	President and Chief Executive Officer

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